Exhibit 99.1

BIG FISH GAMES, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2013 and 2012

(With Independent Auditors’ Report Thereon)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors

Big Fish Games, Inc.:

We have audited the accompanying consolidated financial statements of Big Fish Games, Inc. (and its subsidiaries), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Big Fish Games, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in note 2(m) to the consolidated financial statements, the Company has elected to change its method of presenting revenue and cost of revenue for revenues generated from sales through mobile and social platforms in 2012 and 2011 from a net basis to a gross basis. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Seattle, Washington

May 23, 2014

BIG FISH GAMES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

(In thousands, except share data)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$27,533	12,781
Accounts receivable, net of allowances of $44 and $43, respectively	14,791	10,280
Prepaid income tax	188	2,579
Prepaid expenses and other	3,487	3,258
Prepaid developer payments	4,542	4,318
Game technology and rights, net	15,077	13,949
Deferred tax assets, net	5,534	3,216

Total current assets	71,152	50,381
Property, equipment and software, net	7,175	8,888
Intangible assets, net	6,118	16,951
Goodwill	21,877	21,877
Other assets	991	650
Deferred tax assets, noncurrent, net	9,287	2,960

Total assets	$116,600	101,707

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$6,323	5,735
Accrued expenses	13,105	19,066
Royalties payable	4,967	7,041
Income taxes payable	873	215
Deferred revenue	80,702	67,823

Total current liabilities	105,970	99,880
Other long-term liabilities	2,358	1,148
Stock appreciation rights liability	2,002	1,907

Total liabilities	110,330	102,935

Stockholders’ equity (deficit):
Common stock, no par value:
60,000,000 shares authorized; 41,610,487 and 41,211,615 shares issued and outstanding, respectively	33,296	25,103
Accumulated other comprehensive income	18	9
Accumulated deficit	(27,044)	(26,340)

Total stockholders’ equity (deficit)	6,270	(1,228)

Total liabilities and stockholders’ equity (deficit)	$116,600	101,707

See accompanying notes to consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Revenue	$265,221	224,378	187,596
Cost of revenue	101,256	89,003	69,730

Gross profit	163,965	135,375	117,866

Operating expenses:
Sales and marketing	51,061	50,662	27,279
Research and development	47,740	42,555	24,374
General and administrative	30,439	26,533	41,933
Game operations	25,737	23,248	18,354
Restructuring and impairment charges	10,205	—	—

Total operating expenses	165,182	142,998	111,940

Income (loss) from operations	(1,217)	(7,623)	5,926
Interest income (expense), net	(46)	(274)	37
Other income (expense), net	(453)	1,312	542

Income (loss) before provision for income taxes	(1,716)	(6,585)	6,505
Income tax benefit	(1,012)	(1,457)	(3,211)

Net income (loss)	$(704)	(5,128)	9,716

See accompanying notes to consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Net income (loss)	$(704)	(5,128)	9,716
Other comprehensive income (loss):
Foreign currency translation, net of tax	9	(76)	85

Comprehensive income (loss)	$(695)	(5,204)	9,801

See accompanying notes to consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

Years ended December 31, 2013, 2012 and 2011

(In thousands, except share data)

	Common stock		Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount
Balances at December 31, 2010	36,601,366	$42,841	$—	$(30,928)	$11,913
Comprehensive income:
Foreign currency translation adjustment, net of $46 tax effect	—	—	85	—	85
Net income	—	—	—	9,716	9,716

Total comprehensive income	—	—	85	9,716	9,801

Common stock issued on exercise of stock options, including tax benefit of $223	1,908,189	5,439	—	—	5,439
Settlement of compensation expense	—	547	—	—	547
Share-based compensation expense	—	10,741	—	—	10,741
Dividends declared	—	(51,969)	—	—	(51,969)

Balance at December 31, 2011	38,509,555	7,599	85	(21,212)	(13,528)
Comprehensive income (loss):
Foreign currency translation adjustment, net of $41 tax effect	—	—	(76)	—	(76)
Net loss	—	—	—	(5,128)	(5,128)

Total comprehensive income (loss)	—	—	(76)	(5,128)	(5,204)

Common stock issued on exercise of stock options, including tax benefit of $111	99,576	389	—	—	389
Issuance of restricted shares of common stock	82,485	—	—	—	—
Common stock issued in connection with an acquisition	2,519,999	13,129	—	—	13,129
Share-based compensation expense	—	3,986	—	—	3,986

Balance at December 31, 2012	41,211,615	25,103	9	(26,340)	(1,228)
Comprehensive income (loss):
Foreign currency translation adjustment, net of $(5) tax effect	—	—	9	—	9
Net loss	—	—	—	(704)	(704)

Total comprehensive income (loss)	—	—	9	(704)	(695)

Common stock issued on exercise of stock options, including tax expense of $4	92,066	141	—	—	141
Issuance of restricted shares of common stock	66,806	—	—	—	—
Common stock issued in connection with an acquisition	240,000	1,078	—	—	1,078
Share-based compensation expense	—	6,974	—	—	6,974

Balances at December 31, 2013	41,610,487	$33,296	$18	$(27,044)	$6,270

See accompanying notes to consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Operating activities:
Net income (loss)	$(704)	(5,128)	9,716
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation expense	7,071	4,111	11,035
Payments on redemption of stock appreciation rights	—	(10)	(834)
Depreciation	6,478	4,358	3,278
Amortization of intangible assets and game technology and rights	22,557	17,566	10,343
Intangible asset impairment	6,096	—	—
Deferred tax benefit	(8,722)	(1,871)	(7,028)
(Excess tax benefit) tax deficiency from stock plans	4	(111)	(223)
Net loss on disposal of assets	49	—	—
Changes in operating assets and liabilities:
Accounts receivable	(4,401)	(7,591)	(447)
Prepaid expenses and other current assets	(453)	(2,787)	(2,543)
Other assets	(270)	(267)	(44)
Game technology and rights	(18,948)	(18,838)	(10,656)
Accounts payable and accrued expenses	(550)	4,660	4,226
Income taxes payable and prepaid income tax	3,050	(712)	(2,699)
Royalties payable	(2,074)	580	414
Deferred revenues	12,874	13,903	4,974

Net cash provided by operating activities	22,057	7,863	19,512

Investing activities:
Purchases of short-term investments	—	—	(21,249)
Redemptions of short-term investments	—	18,688	35,000
Purchases of property and equipment	(4,974)	(6,231)	(5,200)
Proceeds from sale of property, equipment, and software	23	—	—
Acquisitions, net of cash acquired	(2,500)	(18,500)	(5,000)
Other assets	—	15	(15)

Net cash provided by (used in) investing activities	(7,451)	(6,028)	3,536

Financing activities:
Proceeds from stock option exercises	145	277	5,216
Excess tax benefit (tax deficiency) from stock plans	(4)	111	223
Payment of dividends	—	(329)	(51,091)

Net cash provided by (used in) financing activities	141	59	(45,652)

Net increase (decrease) in cash and cash equivalents	14,747	1,894	(22,604)
Foreign exchange adjustments	5	(7)	85
Cash and cash equivalents, beginning of year	12,781	10,894	33,413

Cash and cash equivalents, end of year	$27,533	12,781	10,894

Supplemental information:
Deferred purchase payments related to an acquisition	$—	—	7,100
Cash paid for income taxes	2,826	849	6,401
Settlement of limited recourses note for shares	—	—	547
Deferred issuance of shares related to an acquisition	—	1,078	—
Value of shares issued related to an acquisition	1,078	13,129	—

See accompanying notes to consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(1)	Organization and Description of Business

Big Fish Games, Inc. and its consolidated subsidiaries (the Company) are leading international producers of casual, free-to-play, and casino style games that can be played on a PC, Mac, smartphone, tablet, or online. Through its internal studios and global network of game development partners, the Company has created many of the industry’s leading casual game brands.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes thereto. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, the determination of breakage revenue, judgments relating to multiple-element arrangements and evidence of the value of undelivered elements, the estimated lives of virtual goods and paying players used for revenue recognition, useful lives of property, equipment, software and intangible assets, accrued liabilities, income taxes including the recoverability of deferred tax assets, accounting for business combinations, fair value of share-based awards, and evaluation of goodwill, intangible assets, and long-lived assets for impairment. Actual results could differ materially from those estimates.

(c)	Cash and Cash Equivalents

Cash and cash equivalents as of December 31, 2013 and 2012 consist of cash on hand. The Company regularly has cash and cash equivalents on deposit with financial institutions in excess of federally insured limits.

(d)	Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consist primarily of amounts due from mobile, retail and publishing partners and are recorded at the original invoiced amount less an allowance for potential uncollectible amounts. The Company reviews its accounts receivable balance on a regular basis and makes estimates for the allowance for doubtful accounts based on historical collection experience, age of the receivable, knowledge of the customer, and other currently available evidence. Account balances are written off against the allowance for doubtful accounts after all collection efforts have been exhausted and the potential for recovery is considered remote.

(e)	Game Technology and Rights, Net

Game technology and rights are purchased from third-party developers before the games have been produced or launched and the Company pays amounts to these developers as they reach agreed-upon milestones. Once the game is launched, the Company amortizes its game technology and rights on an accelerated basis over the useful life of the game, which is generally one year.

8	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Game technology and rights as of December 31, 2013 and 2012 were $15.1 million and $13.9 million, respectively. During the year ended December 31, 2013, amortization of game technology and rights included in cost of revenue was $17.0 million and amortization of game technology and rights included in research and development was $0.8 million. For the years ended December 31, 2012 and 2011, amortization included in cost of revenue was $12.4 million and $9.2 million, respectively.

The Company reviews its game technology and rights at each balance sheet date to determine if any impairment exists by comparing the unamortized amounts to the estimated net realizable value. Any amounts in excess of the net realizable value are written off. Impairments of game technology and rights have not been material to date.

(f)	Property, Equipment and Software, Net

Property, equipment and software are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally two to five years. The cost of leasehold improvements is amortized over the shorter of the estimated useful life of the improvements or the lease term. Maintenance and repairs are expensed as incurred.

(g)	Intangible Assets, Net

Intangible assets consist primarily of acquired license agreements and unpatented technology. Intangible assets have a finite life and are stated at historical cost less accumulated amortization. Intangible assets are amortized using the straight-line method over the estimated useful life of the assets, generally one to seven years.

(h)	Goodwill

Goodwill is tested for impairment whenever circumstances indicate, but at least annually at year-end, that the fair value of the reporting unit to which goodwill relates may be less than the carrying value. The Company uses an approach commonly referred to as a “step zero” where qualitative factors are assessed to determine whether it is necessary to perform a two-step quantitative goodwill impairment test. If the qualitative assessment indicates that the fair value of the reporting unit is more likely than not less than its carrying value, the Company does not perform further goodwill impairment testing. Where a significant change or events occur, and where potential impairment indicators exist, the Company continues to utilize a two-step quantitative assessment to test goodwill for impairment. The first step is comparing the carrying value of the reporting unit to its estimated fair value. If step one indicates that impairment potential exists, the second step is performed to measure the amount of impairment. The implied estimated fair value of goodwill for the reporting unit is calculated and compared to the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied estimated fair value, the carrying value of the goodwill is reduced to fair value through an impairment charge recorded in the Company’s consolidated statements of operations.

The Company performed a qualitative assessment during the year ended December 31, 2013 and determined that it was not more likely than not that the fair value of the reporting unit was less than its carrying value. As a result, the two-step goodwill impairment test was not required and no impairments of goodwill were recognized in the year ended December 31, 2013.

9	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Financial Accounting Standards Board published Accounting Standards Update No. 2014-02, which provides private companies with an accounting alternative for the measurement of goodwill after it is initially recognized. The accounting alternative, if elected, is applied prospectively to goodwill existing as of the beginning of the period of adoption and new goodwill recognized in fiscal years beginning after December 15, 2014. Although early adoption is permitted, the Company has decided not to implement the standard early.

(i)	Impairment of Intangible and Other Long-Lived Assets

Intangible and other long-lived asset groups are evaluated for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. If such circumstances are present, the Company assesses the recoverability of assets by comparing the carrying amount to the estimated undiscounted cash flow associated with the related assets. If the future undiscounted cash flows are less than the carrying amount of the assets, the assets are considered impaired and an expense equal to the excess of the carrying amount over the fair value is recorded in the Company’s consolidated statements of operations. In conjunction with the restructuring plan discussed in Note 14, Restructuring, the Company recorded $6.1 million of impairment charges related to certain intangible assets during the year ended December 31, 2013, which are included in restructuring and impairment charges in the consolidated statements of operations. No impairment charges were recorded in the years ended December 31, 2012 and 2011.

(j)	Other Assets

Included in other assets is restricted cash of $0.3 million at December 31, 2013 and 2012. Restricted cash consists primarily of collateral for one of the Company’s operating lease agreements.

(k)	Royalties Payable

Royalties payable consist of amounts due to third-party game developers based on revenue generated from sales of their games. Amounts are accrued based on agreed-upon royalty rates in the month the related game is purchased by the customer. Total expense related to third-party royalties included in cost of revenue for the years ended December 31, 2013, 2012, and 2011 was $38.3 million, $45.7 million, and $42.8 million, respectively.

(l)	Comprehensive Income

The Company’s accumulated other comprehensive income as of December 31, 2013 and 2012 consisted of foreign currency translation gains.

(m)	Change in Accounting Principle

During the year ended December 31, 2013, the Company elected to change its method of presenting revenue and cost of revenue such that substantially all revenues generated from sales to customers through the Digital Storefronts, such as Apple’s iTunes store, of the Company’s existing games are recorded on a gross basis, whereas in all prior years such revenue and cost of revenues were previously presented on a net basis. The gross basis of presentation was adopted as it more clearly

10	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

represents the economics of the Company’s principal transactions, and the comparative financial statements of prior years have been adjusted to a gross basis retrospectively. As a result of the change, revenue and cost of revenue increased $17.7 million for the year ended December 31, 2012 and $5.1 million for the year ended December 31, 2011 and Deferred Revenue and Prepaid expenses and other increased $0.1 million and $0.0 million as of December 31, 2012 and 2011, respectively.

(n)	Revenue Recognition

The Company’s revenue is primarily derived from sales of premium casual games and virtual goods within games. The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; the product or services have been delivered; the fee is fixed or determinable; and collectibility is reasonably assured. The Company also considers industry-specific software revenue recognition rules and as such, the Company makes estimates and judgments in order to determine whether certain customer offerings represent marketing and promotional activities or are elements to be accounted for separately. Once that determination is made, the Company determines whether and when each element has been delivered; determines whether undelivered products or services are essential to the functionality of the delivered products and services; determines whether vendor specific objective evidence (VSOE) exists for each undelivered element, and allocates the total price among the various elements the Company must deliver.

Monthly subscriptions constitute a substantial portion of the Company’s business. Subscribers receive a game credit each month with their subscription. The Company has determined that the price of a monthly subscription is equivalent to the VSOE of the game credit and that the additional benefits of the monthly subscription are marketing and promotional activities. The value of the game credit is recognized when a customer redeems the game credit. The Company also sells game credits on its websites that are redeemable for the download of games. Revenue is recognized when the customer redeems the game credit for a game.

The Company offers a promotion whereby a free game credit is issued each time a customer purchases six games within a month. The fair value of the free game credit is deferred and recognized as revenue when the credit is redeemed or expires. Deferred revenue for these game credits as of December 31, 2013 and 2012 was $2.0 million and $2.1 million, respectively.

The Company records breakage revenue, which is recognized based upon historical game credit redemption patterns and represents the balance of credits where the Company has determined the likelihood of redemption is remote or the credits have legally expired. As the Company has certain groups of game credits that expire, and other groups that don’t have an expiration period, the Company’s assessment as to when the redemption is remote is dependent upon a number of factors, including whether the credit has legally expired, the amount of time the credit has been outstanding, historical redemption patterns by its customers, the impact of specific marketing and promotional efforts designed to retain its customers, and state escheatment laws, among others. Breakage revenue for the years ended December 31, 2013, 2012, and 2011 was $24.0 million, $18.8 million, and $21.2 million, respectively. Breakage revenue is recorded in revenue and as a reduction to deferred revenue.

The Company offers casual and casino games that customers can play at no cost and customers can purchase in-game virtual goods to enhance the game-playing experience. The proceeds from the sale

11	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

of virtual goods are recorded as deferred revenue, and recognized as the service is provided or the good is consumed. For purposes of determining when the service has been provided to the player, an implied obligation exists to the paying player to continue to make available the purchased virtual goods within the games until they are consumed. Substantially all of the Company’s virtual goods can be consumed by a specific player action. For casino games, the Company recognizes revenue as the goods are consumed, which approximates four days. For all other casual free-to-play games, the Company recognizes revenue ratably over the estimated average playing period of paying players, which represents the Company’s best estimate of the estimated average life of these virtual goods.

As noted in Note 2(m), Change in Accounting Principle, revenue earned through certain mobile and social platforms is recognized on a gross basis. As revenue from sales to paying players is deferred, the related direct and incremental platform commissions and fees as well as third-party royalties are deferred. The deferred platform commissions, fees, and royalties are recognized as cost of revenues in the period in which the related sales are recognized as revenue.

Taxes collected from customers and remitted to governmental authorities are presented on a net basis in the consolidated statements of operations.

(o)	Cost of Revenue

The Company’s cost of revenue consists primarily of expenses related to third-party developer royalties, amortization of game technology and rights, and platform commissions and fees. In addition, cost of revenue includes processing fees, content delivery costs, internal developer royalties and costs to host the Company’s websites.

(p)	Advertising

Advertising expenses include search engine marketing and optimization, direct mailing, and other marketing. These costs are expensed as incurred and are included in sales and marketing expenses. Advertising expense for the years ended December 31, 2013, 2012, and 2011 was $39.9 million, $37.0 million, and $17.7 million, respectively.

(q)	Research and Development and Software Development Costs

Costs incurred for research and development activities are expensed as incurred. Development costs associated with software to be sold are capitalized when technological feasibility has been established through the date the product is available for general release. As of December 31, 2013 and 2012, there were no material amounts capitalized.

(r)	Other Income and Expense

Other income and expense consists primarily of foreign exchange gains (losses), fair value remeasurement adjustments on contingent purchase consideration and cash received in connection with the settlement of a lawsuit.

(s)	Stock Appreciation Rights

The Company has a Stock Appreciation Rights (SARs) Plan whereby certain employees have been granted SARs with a base price equal to the fair value of the common stock on the date of grant.

12	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Historically, the grant date fair value of SARs was based upon the most recent value of the Company’s common stock as determined by management based in part on an independent third-party valuation. Based on the contractual terms which limit the settlement price, the majority of the SARs are not subject to upward remeasurement above a contractual limit but may be remeasured downward in the event that the fair value of the shares decreases below the grant price. In the event of remeasurement, the Company recognizes adjustments to compensation expense equal to the difference between the base price and the fair value of the underlying common stock ratably over the vesting period, generally over four years. Outstanding SARs can be redeemed by the Company at any time or will be redeemed automatically under certain conditions as defined in the SARs plan. The value of the SARs increases 5% per annum from the time that the employee is terminated until the SARs are settled. Interest expense on the outstanding SARs is recorded in share-based compensation.

On November 3, 2011, the Company’s Board of Directors approved the redemption of 153,000 outstanding SARs for an aggregate amount of $0.7 million, which included all SARs which were previously subject to remeasurement.

(t)	Share-Based Compensation

The Company has established the 2005 Stock Incentive Plan (2005 Stock Plan). Under the 2005 Stock Plan, the Company’s board of directors may grant stock-based awards, including incentive and nonqualified stock options, restricted stock awards, and restricted stock units to employees, officers, directors, consultants and contractors. The Company measures and recognizes compensation expense for all stock-based awards made to employees, officers and directors based on the grant date fair value of the awards. Compensation expense is generally recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period, which generally is the vesting period.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. This model incorporates the most recent value of the Company’s common stock as determined by management based in part on an independent third-party valuation and requires the use of the following estimates and assumptions: expected volatility of the Company’s common stock, which is based on the Company’s peer group in the industry in which it does business; expected life of the option award, which is based on the option lives for comparable companies; expected dividend yield, which is 0%, as the Company had not paid any dividends prior to the November 2011 dividend and does not anticipate paying dividends on its common stock in the future; and the risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant with maturities equal to the grant’s expected life. Stock option grants generally vest over four years, with 25% vesting after one year and the remainder vesting monthly thereafter over 36 months. Stock options generally have a contractual term of 10 years.

Stock-based compensation expense is recorded net of estimated forfeitures so that expense is recorded for only those stock-based awards that are expected to vest. The Company estimates forfeitures based on its historical forfeiture of equity awards adjusted to reflect changes in facts and circumstances, if any. The Company will revise its estimated forfeiture rate if actual forfeitures differ from its initial estimates.

13	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

For restricted stock awards and restricted stock units, the Company estimates the fair value of the award based on the current valuation of the Company, net of an estimated discount for liquidity. The restricted stock units are only settled into shares of common stock upon a liquidity event that occurs within seven years of grant.

For stock options issued to nonemployees, including consultants and contractors, the Company records expense equal to the fair value of the options calculated using the Black-Scholes model, using the full contractual term of the options, over the service performance period. The fair value of options granted to nonemployees is remeasured on a quarterly basis over the service period, and the resulting value is recognized as an expense over the period the services are rendered.

(u)	Income Taxes

The Company accounts for income taxes using the asset and liability method under Accounting Standards Codification 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded when it is more likely than not that the assets will not be realized. The Company’s policy is to recognize interest and/or penalties related to unrecognized tax benefits as income tax expense. The Company evaluates the uncertainties of tax positions taken or expected to be taken based on the probability of whether the position taken will be sustained upon examination by tax authorities. The Company uses a more likely than not threshold for recognition and derecognition of tax positions taken or to be taken in a tax return. Earnings of the Company’s foreign subsidiaries are not considered to be reinvested outside of the United States, and accordingly, U.S. federal and state income taxes have been provided for all undistributed earnings net of related foreign tax credits.

(v)	Foreign Currency Transactions

The functional currency of the Company’s international subsidiaries is the U.S. dollar, with the exception of the Company’s Luxembourg subsidiary whose functional currency is the euro. For subsidiaries with a functional currency of the U.S. dollar, foreign currency denominated monetary assets and liabilities are remeasured into U.S. dollars at current exchange rates and foreign currency denominated nonmonetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Foreign currency denominated revenue and expenses are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in other income and expense. For the Luxembourg subsidiary, assets and liabilities are translated into U.S. dollars using exchange rates in effect at the end of a reporting period. Income and expense accounts are translated into U.S. dollar using average rates of exchange. The net gain or loss resulting from translation is recorded as foreign currency translation adjustment and included in accumulated other comprehensive income in stockholders’ equity (deficit).

14	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(w)	Concentrations of Risk

A majority of the Company’s revenues are received by third-party payment processing companies. The Company relies primarily on one such vendor to facilitate all credit card transactions. The Company believes other such vendors could be secured if it became necessary. The Company increasingly relies on third-party providers to directly distribute and serve as the payment platform for its games. During the years ended December 31, 2013, 2012, and 2011, 38%, 26%, and 9% of the Company’s revenues, respectively, were derived from one provider. As of December 31, 2013 and 2012, 87% of accounts receivable was due from that same provider.

(3)	Fair Value Measurements

The Company’s financial instruments consist of cash equivalents, SARs, and accounts receivable. Accounts receivable are stated at amounts due from customers net of an allowance for uncollectible accounts, which approximates fair value due to the short time to expected receipt of cash. Cash equivalents are carried at fair value. The Company determines the fair value of its cash equivalents, and SARs using a three-tier hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Observable inputs such as quoted prices in active markets for identical assets or liabilities in active markets

Level 2 – Includes other inputs that are directly or indirectly observable in the active marketplace

Level 3 – Unobservable inputs that are supported by little or no market activity

The following tables present the fair value of the Company’s assets and liabilities that are remeasured on a recurring basis and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value:

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and cash equivalents:
Cash	$27,533	—	—	27,533

	$27,533	—	—	27,533

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and cash equivalents:
Cash	$12,781	—	—	12,781

	$12,781	—	—	12,781

15	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

As of December 31, 2013 and 2012, the Company had SARs totaling 995,450 units that are not subject to remeasurement on a recurring basis and have been excluded from the table above.

(4)	Property, Equipment and Software, Net

Property, equipment and software consists of the following:

	December 31
	2013	2012
	(In thousands)
Computers and related equipment, including software	$26,184	22,698
Furniture and equipment	3,409	3,718
Leasehold improvements	2,236	2,135

	31,829	28,551
Accumulated depreciation	(24,654)	(19,663)

	$7,175	8,888

Depreciation expense for the years ended December 31, 2013, 2012, and 2011 was $6.5 million, $4.4 million, and $3.3 million, respectively.

(5)	Acquisitions

(a)	iSwifter

On August 8, 2011, the Company acquired certain assets of iSWIFTER, Inc. (iSwifter) as part of the Company’s cloud-based streaming initiative. The acquisition was deemed to be a business combination for accounting purposes and for tax purposes was considered an asset acquisition. The acquired assets include an exclusive three-year right to the iSwifter technology platform, as well as a perpetual, nonexclusive right to the platform after the exclusive three year license expires. The Company also employed three former engineers of iSwifter and entered into nonsolicitation agreements. Of the $12.5 million purchase price, $5 million was paid upon the signing of the agreement and the remainder in three payments of $2.5 million. The Company paid the required payments due in February 2012, August 2012 and February 2013. The estimated fair value of the intangible assets acquired was determined by management based in part on a third-party valuation. The Company used the excess earnings method to measure the fair value of the exclusive and nonexclusive license. The fair value of the nonsolicitation agreement was measured based on the with-and-without method. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements under the fair value hierarchy.

16	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table summarizes the acquisition-date fair value of the asset acquired (in thousands):

Identifiable intangible assets	$10,944
Goodwill	1,156

Total net assets acquired	$12,100

Intangible assets acquired consisted of the following (in thousands):

		Amortization period (years)
Noncompete and nonsolicitation agreements	$824	3
Exclusive license agreement	2,878	3
Nonexclusive license agreement	7,242	7

Total intangible assets acquired	$10,944

In conjunction with the restructuring plan discussed in Note 14, Restructuring, the Company assessed the impairment of intangible assets acquired from iSwifter and determined intangible assets of $6.1 million will no longer be utilized and were impaired. These intangible assets were written down to their fair value of zero. As a result, the Company recorded $6.1 million in charges related to these items during the year ended December 31, 2013, which are included in restructuring and impairment charges in the consolidated statements of operations for the year ended December 31, 2013.

(b)	Self Aware Games

On April 4, 2012, the Company acquired 100% of the operating assets of Self Aware Games, Inc. (Self Aware Games). As a result of this acquisition, the Company diversified its operations and expanded its customer base. The primary identifiable intangible assets acquired were unpatented game technology and customer relationships of a popular casual casino style game to PC and mobile devices. The estimated fair value of the intangible assets acquired was determined by management based in part on a third-party valuation. The Company used the excess earnings method to measure the fair value of the customer relationships. The fair value of the existing core technology and trade name was measured based on the relief from royalty method. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements under the fair value hierarchy. Goodwill associated with this transaction is not deductible for income tax purposes. The aggregate purchase price was $26.6 million, which included $13.6 million in cash, and 2,519,999 shares of the Company’s common stock. A portion of the purchase price that was paid in common stock of the Company was based on the net sales of Self Aware Games for the year ended December 31, 2012, and as a result, the Company issued 240,000 shares of common stock during the year ended December 31, 2013. The gain of $0.7 million between the fair market value of the common stock as of the purchase date as compared to the fair market value of the stock as of the date the contingency was determined has been included in other income (expense) for the year ended December 2012 as a fair value remeasurement adjustment on contingent purchase consideration.

17	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In connection with the acquisition, the Company agreed to pay $10.3 million of incremental compensation to certain employees of Self Aware Games. Cash payments totaling $7.0 million, of which $2.5 million was paid upon close of the transaction, and $4.5 million is payable over eight equal quarterly payments beginning in the quarter following the date of acquisition. The cash payments of $2.5 million and $4.5 million are expensed ratably over one and two year periods, respectively, from the date of acquisition. Certain cash payments are accelerated upon termination without cause, voluntary termination for specified reasons, death or disability. The Company also issued 640,000 restricted stock units (RSUs) valued at $3.3 million and is recognizing the compensation expense consistent with other employee RSU grants.

The following table summarizes the acquisition-date fair value of the assets acquired (in thousands):

Identifiable intangible assets	$11,893
Goodwill	20,721
Accrued liabilities	(1,750)
Deferred tax liability	(4,235)

Total net assets acquired	$26,629

Intangible assets acquired consisted of the following (in thousands):

		Amortization period (years)
Self Aware Games trade name	$464	—
Customer relationships	3,926	2
Unpatented technology	7,503	7

Total intangible assets acquired	$11,893

18	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(6)	Intangible Assets, Net

Intangible assets consist of the following:

	December 31, 2013
	Cost	Accumulated amortization	Net book value
	(In thousands)
Unpatented technology	$8,615	(2,988)	5,627
Noncompete and nonsolicitation agreements	1,139	(1,139)	—
Domain and trade names	496	(496)	—
Customer relationships	3,926	(3,435)	491
License agreements	10,120	(10,120)	—

	$24,296	(18,178)	6,118

	December 31, 2012
	Cost	Accumulated amortization	Net book value
	(In thousands)
Unpatented technology	$8,615	(1,915)	6,700
Noncompete and nonsolicitation agreements	1,139	(696)	443
Domain and trade names	496	(496)	—
Customer relationships	3,926	(1,472)	2,454
License agreements	10,120	(2,766)	7,354

	$24,296	(7,345)	16,951

As discussed in Note 14, Restructuring, during the year ended December 31, 2013, the Company recorded $6.1 million in impairment charges related to its noncompete and nonsolicitation agreements and license agreements.

Amortization of customer relationships is included in selling and marketing expense and amortization of other intangible assets is included in research and development expenses. Total amortization expense for the years ended December 31, 2013, 2012, and 2011 was $4.7 million, $5.1 million, and $1.1 million, respectively. The remaining weighted average amortization period as of December 31, 2013 and 2012, was approximately 4.9 and 4.8 years, respectively.

19	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Amortization expense for each year ending December 31 is estimated as follows:

2014	$1,563
2015	1,072
2016	1,072
2017	1,072
Thereafter	1,339

Total	$6,118

(7)	Accrued Expenses

Accrued expenses consist of the following:

	December 31
	2013	2012
	(In thousands)
Accrued payroll and employee related expenses	$6,209	5,930
Accrued marketing expense	2,117	4,683
Accrued licensing agreement payments	—	2,500
Accrued value-added, sales and other taxes	1,733	1,991
Accrued marketing affiliate commissions	820	830
Other	2,226	3,132

	$13,105	19,066

(8)	Related Party Transactions

In June 2006, the Company’s former chief executive officer purchased 6,081,000 shares of the Company’s common stock with a limited recourse promissory note in the amount of $8.2 million with a maturity date of June 2013, and a stated interest rate of 4.99% per annum. As a result of the limited recourse note, the Company accounted for the issuance of this common stock similar to a stock option. On an annual basis, any interest accrued was forgiven by the Company. Effective July 2011, the Company’s board of directors approved the forgiveness of the full principal amount of the promissory note. In addition, the Company provided him a tax gross up to cover the tax obligations arising from the forgiveness of the principal amount of the promissory note. As a result of this modification, the Company recognized compensation expense of $12.9 million for the year ended December 31, 2011, which is recorded in general and administrative expenses in the Company’s consolidated statements of operations.

In April 2007, the Company’s former chief financial officer exercised two stock option grants for a total of 500,000 shares of the Company’s common stock. He paid the exercise price with a limited recourse promissory note in the amount of $547,000, accruing interest at the rate of 4.61% per annum. As a result of the limited recourse loan, the Company accounted for the issuance of common stock similar to a stock option. The loan was later amended on November 6, 2009. Under the terms of the amended loan, the principal balance of the note and all interest accrued and unpaid to date was to be immediately due and payable in full as a result of specified triggering events, including upon the effectiveness of the Company’s initial public offering and the expiration of all resale restrictions on his shares in connection with the offering. This note was repaid in November 2011 in conjunction with the 2011 dividend payment.

20	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(9)	Commitments and Contingencies

(a)	Lease Commitments

The Company has various operating leases for office space expiring through August 2019. Future minimum commitments as of December 31, 2013 for the Company’s operating leases are as follows (in thousands):

Year ending December 31:
2014	$3,113
2015	3,498
2016	3,607
2017	3,701
Thereafter	2,616

$16,535

Rent expense for the years ended December 31, 2013, 2012, and 2011 was $3.6 million, $3.0 million, and $2.6 million, respectively.

(b)	Legal Matters

From time to time, the Company may become involved in litigation and claims that arise in the ordinary course of business, including claims alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any material legal proceedings, nor is it aware of any pending or threatened litigation that in the Company’s opinion would have a material adverse effect on its business, financial position, results of operations, or cash flows.

Included in other income for the years ended December 31, 2012 and 2011 is cash received related to the settlement of a lawsuit totaling $0.7 million and $0.8 million, respectively. There were no legal settlements for which the Company received cash during the year ended December 31, 2013.

(10)	Stockholders’ Equity

(a)	Common Stock

The Company has one class of common stock with no par value. The Company’s common stock has no preferences or privileges and is not redeemable.

In October 2011, the Company’s Board of Directors approved the payment of a cash dividend of $1.35 per common share. This cash dividend was paid on November 30, 2011 to shareholders of record as of October 26, 2011. The aggregate amount of the cash dividend declared was $52.0 million. In addition, and although not required by plan documents to do so, a bonus was paid to vested option holders equal to $1.35 per vested option. This bonus resulted in expense of $6.1 million and is recorded in general and administrative expenses for the year ended December 31, 2011. This bonus was intended to reward the longest tenured employees and thus holders of unvested stock options were not entitled to the bonus.

21	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

On March 29, 2012, the Company’s board of directors approved an increase in the number of authorized common stock from 50,000,000 to 60,000,000.

(b)	Stock Appreciation Rights

The Company has a SARs plan that was used to compensate certain employees for services performed. SARs are generally granted at a base price equal to the fair value of the Company’s common stock on the date of grant, vest over four years and do not expire.

A summary of the Company’s SARs activity is as follows:

	Stock appreciation rights	Weighted average grant price
Balance at December 31, 2011	998,780	$0.26
SARs repurchased	(3,330)	1.40

Balance at December 31, 2012	995,450	0.26
SARs repurchased	—	—

Balance at December 31, 2013	995,450	0.26

For the years ended December 31, 2013, 2012, and 2011, total SARs compensation expense was $0.1 million, $0.1 million, and $0.3 million, respectively.

For the years ended December 31, 2013 and 2012, no SARs are subject to remeasurement at the current fair market value of the underlying common stock. The total awards outstanding at December 31, 2013 and 2012 have a weighted average settlement price of $1.72. The SAR holder will receive an amount that is the lesser of (i) the current fair market value at the time of surrender less the fair market value at the time of grant, or (ii) the fair market value at the time of the employee’s termination less the fair market value at the time of grant.

(c)	Stock Options

The Company uses its 2005 Stock Plan to compensate certain employees, officers, directors, consultants and contractors for services performed. As of December 31, 2013, an aggregate of 16,698,000 shares of common stock had been reserved for issuance under the 2005 Stock Plan.

On February 28, 2012, the Company’s board of directors approved an increase in the number of shares authorized for issuance under the Company’s 2005 Stock Plan by 2,500,000 from 14,198,000 to 16,698,000.

22	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Company grants stock options that have an exercise price that is equal to the fair value of the common stock on the date of grant, expire ten years from the date of grant and vest over four years, 25% after the first year and monthly thereafter based on continuous employment.

A summary of the Company’s awards available for grant is as follows:

	Options outstanding
	Number of shares	Weighted average exercise price	Aggregate intrinsic value
Balance at December 31, 2010	8,075,707	$2.21
Options granted	3,531,700	5.66
Options exercised	(1,908,189)	2.68
Options canceled or forfeited	(572,899)	3.81

Balance at December 31, 2011	9,126,319	3.34
Options granted	393,500	4.80
Options exercised	(99,576)	2.79
Options canceled or forfeited	(553,004)	5.43

Balance at December 31, 2012	8,867,239	3.28
Options granted	10,000	4.49
Options exercised	(92,066)	1.58
Options canceled or forfeited	(981,526)	4.84

Balance at December 31, 2013	7,803,647	$3.11	26,394,411

Vested and exercisable at December 31, 2013	6,872,109	$2.78	25,491,316

The aggregate intrinsic value of options exercised for the years ended December 31, 2013, 2012, and 2011 was $0.3 million, $0.2 million, and $3.9 million, respectively.

The total grant date fair value of options that vested for the years ended December 31, 2013, 2012, and 2011 was $2.1 million, $3.8 million, and $1.3 million, respectively.

23	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The fair value of options granted was estimated at the date of grant using the Black-Scholes-Merton valuation model with the following assumptions:

	Year ended December 31
	2013	2012	2011
Expected volatility	55.0%	50.0%	51.0%
Expected term	5.0 years	5.0 years	4.7 years
Risk-free interest rate	0.8%	0.8%	1.7%
Expected dividend yield	—	—	—

For the years ended December 31, 2013, 2012, and 2011, the weighted average grant date fair value of options granted was $2.12, $2.07, and $2.58, respectively.

The following tables summarize information about the Company’s outstanding stock options:

	December 31, 2013
	Options outstanding			Options vest and exercisable
Exercise price range	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$ 0.08–0.75	2,423,242	3.3	$0.34	2,423,242	$0.34
1.35–3.65	2,216,267	4.8	2.93	2,215,410	2.93
4.03–4.83	765,438	6.1	4.20	627,130	4.18
5.21–5.74	2,125,036	6.9	5.64	1,436,184	5.64
6.02–6.49	273,664	7.3	6.38	170,143	6.38

	7,803,647	5.1	3.11	6,872,109	2.78

	December 31, 2012
	Options outstanding			Options rest and exercisable
Exercise price range	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$ 0.08–0.75	2,503,242	4.2	$0.35	2,503,242	$0.35
1.35–3.65	2,328,968	5.8	2.91	2,095,574	2.86
4.03–4.83	1,178,422	8.2	4.33	501,668	4.15
5.21–5.74	2,521,942	8.4	5.64	1,097,773	5.64
6.02–6.49	334,665	8.6	6.33	118,574	6.33

	8,867,239	6.5	3.28	6,316,831	2.52

The Company recognizes compensation expense for its stock options on a straight-line basis over the vesting period for only the portion of options that are expected to vest based on its estimate of

24	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

forfeitures. Total compensation expense for stock options for the years ended December 31, 2013, 2012, and 2011 was $2.3 million, $2.6 million, and $10.7 million, respectively. For the year ended December 31, 2011, compensation expense for stock options includes $8.2 million relating to the forgiveness of the Company’s former Chief Executive Officer note, as described in Note 8, Related Party Transactions. As of December 31, 2013 and 2012, total unrecognized compensation expense related to nonvested stock options was $2.6 million and $5.9 million, respectively. This unrecognized compensation expense is expected to be recognized over a weighted average period of 1.4 years and 2.3 years, respectively.

Effective November 2012, the Company’s board of directors approved the cancellation of 314,344 of the chief financial officer’s outstanding stock options for the issuance of an equal amount of RSUs, 25% of which would immediately vest and the remaining amount which would vest in 6.25% increments every three months. As a result of this modification, the Company recognized compensation expense of $0.6 million for the year ended December 31, 2012, which is recorded in general and administrative expenses in the Company’s consolidated statement of operations.

Effective April 4, 2013 and October 17, 2013, the Company’s board of directors approved the cancellation of 100,000 and 150,000, respectively, of the president and chief operating officer’s outstanding options for the issuance of an equal amount of RSUs of which 45.83% and 58.33%, respectively, immediately vest. The remaining amount vests over remaining term which is four years. As a result of these modifications, the Company recognized compensation expense of $0.7 million for the year ended December 31, 2013, which is recorded in general and administrative expenses in the Company’s consolidated statement of operations.

25	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(d)	Restricted Stock Units

During the years ended December 31, 2013 and 2012, the Company granted to employees RSUs, which are settled by issuance of shares of Company common stock only upon or following a Liquidity Event and only if such Liquidity Event occurs on or prior to the Expiration Date, which is 7 years from the grant date. Compensation expense for RSUs is determined based upon the market price of the shares underlying the awards on the date of grant and expensed over the vesting period, which is a four-year service period. Forfeitures for RSUs are estimated on the date of grant based on historical forfeiture rates. On an annual basis, the Company adjusts the compensation expense based on actual forfeitures and revises the forfeiture rate as necessary. The total fair value of RSUs that vested during the years ended December 31, 2013 and 2012 was $3.6 million and $0.6 million, respectively. Total unrecognized compensation cost related to nonvested RSUs at December 31, 2013 and 2012 was $9.0 million and $6.5 million, respectively. This unrecognized compensation expense is expected to be recognized over a weighted average period of approximately 3.13 and 3.54 years, respectively. The following table summarizes the Company’s RSU activity during the years ended December 31, 2013 and 2012:

	Restricted stock units	Weighted average grant date fair value
Unvested outstanding at December 31, 2011	—	$—
Granted	2,207,089	4.90
Vested	(124,474)	4.73
Forfeited or canceled	(127,691)	5.13

Unvested outstanding at December 31, 2012	1,954,924	4.89
Granted	2,386,724	5.17
Vested	(940,232)	4.91
Forfeited or canceled	(630,421)	4.73

Unvested outstanding at December 31, 2013	2,770,995	$5.18

(e)	Restricted Stock Awards

Commencing in 2012, the Company granted to its board members Restricted Stock Awards (RSAs), which are settled by issuance of shares of Company common stock upon vesting. Compensation expense for RSAs is determined based upon the market price of the shares underlying the awards on the date of grant and expensed over the vesting period, which is a two-year service period. The total fair value of RSAs that vested during the years ended December 31, 2013 and 2012 was $0.3 million and $0.2 million, respectively. Total unrecognized compensation cost related to nonvested RSAs at December 31, 2013 and 2012 was $0.2 million. This unrecognized compensation expense is expected to be recognized over a weighted average period of approximately 1.0 and 1.1 years, respectively.

26	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table summarizes the Company’s RSA activity during the years ended December 31, 2013 and 2012:

Shares of restricted stock
Unvested outstanding at December 31, 2011	—
Granted	82,485
Vested	(34,605)

Unvested outstanding at December 31, 2012	47,880
Granted	66,806
Vested	(71,860)

Unvested outstanding at December 31, 2013	42,826

As of the grant date, the weighted average value of the RSAs granted during the years ended December 31, 2013 and 2012 was $4.49 and $4.85, respectively.

(f)	Allocation of Stock-Based Compensation Expense

The following table presents the effect of share-based compensation expense from stock options, RSUs, RSAs, and SARs on the Company’s consolidated statements of operations:

	Year ended December 31
	2013	2012	2011
	(In thousands)
Sales and marketing	$370	212	164
Research and development	2,260	1,325	1,014
General and administrative	4,204	2,288	9,457
Game operations	237	286	400

	$7,071	4,111	11,035

Stock-based compensation expense of $11.0 million for the year ended December 31, 2011 includes $8.2 million relating to the July 2011 modification relating to the forgiveness of the aforementioned limited recourse note associated with the Company’s former chief executive officer.

(11)	Benefit Plan

The Company has a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. All of the Company’s employees qualify for participation in the plan. The Company matches a portion of its employee’s contributions to the plan up to 3% of the employee’s total compensation. Total employer contributions for the years ended December 31, 2013, 2012, and 2011 were $0.8 million, $0.6 million, and $0.5 million, respectively.

27	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(12)	Income Taxes

The components of the Company’s income (loss) before income tax (benefit) are as follows:

	Year ended December 31
	2013	2012	2011
	(In thousands)
United States	$(2,688)	(7,459)	5,861
International	972	874	644

	$(1,716)	(6,585)	6,505

The components of the Company’s income tax expense (benefit) are as follows:

	Year ended December 31
	2013	2012	2011
	(In thousands)
Current:
Federal	$7,180	254	3,486
State	377	(19)	142
International	153	179	240

	7,710	414	3,868

Deferred:
Federal	(8,123)	(1,840)	(6,999)
State	(664)	(63)	(22)
International	65	32	(58)

	(8,722)	(1,871)	(7,079)

Total income tax benefit	$(1,012)	(1,457)	(3,211)

The Company prepares its income tax provision using the U.S. federal statutory rate of 35% and a blended state tax rate of 1%, net of the federal benefit. The difference between the expected expense (benefit) computed using the statutory tax rate and the recorded tax benefit in 2013 and 2012 was primarily due to incentive stock options not deductible for tax purposes, taxes on earnings of foreign subsidiaries, tax credits related to research and development, unrecognized tax benefits and related interest, and nondeductible or nontaxable items associated with the acquisition of Self Aware Games.

28	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Company’s deferred income tax assets and liabilities are as follows:

	December 31
	2013	2012
	(In thousands)
Deferred tax assets:
Share-based compensation	$6,134	4,062
Deferred revenue	4,104	2,230
Payroll related accruals	685	678
Intangible assets	4,691	676
Other accruals	336	305
Other	467	11

Net deferred tax assets	16,417	7,962

Deferred tax liabilities:
Property and equipment	(801)	(1,272)
Other	(794)	(514)

	(1,595)	(1,786)

Net deferred tax assets	$14,822	6,176

During 2011, after considering both positive and negative factors including the 2010 utilization of net operating loss carryforwards and the availability of taxable income in carryback years and projected future taxable income, the Company released its remaining valuation allowance, which was recorded as a deferred tax benefit and was in excess of the current tax expense. For the year ended December 31, 2011, the net change in the Company’s valuation allowance was $5.6 million. Prior to 2010, a valuation allowance was recorded to reduce the net deferred tax assets to zero because it was not more likely than not that the deferred tax assets would be realized.

As of December 31, 2013, the Company had $1.5 million of unrecognized tax benefits related to uncertain tax positions. As of December 31, 2012, the Company did not have any significant income tax positions that were considered uncertain.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the year ended December 31, 2013, the Company recognized approximately $0.1 million in interest and penalties. For the years ended December 31, 2012 and 2011, the Company did not incur any interest or penalties related to uncertain tax positions. The Company had approximately $0.1 million for the payment of interest and penalties accrued at December 31, 2013. The Company did not have an accrual for the payment of interest and penalties at December 31, 2012.

The Company and its subsidiaries file income tax returns in the U.S. federal and various state and foreign jurisdictions. The Company is open to examination by U.S. federal tax jurisdictions and various state jurisdictions for the years ended December 31, 2008 and forward. The Company is open to examination by certain foreign jurisdictions for tax years 2009 forward.

29	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(13)	Geographical Information

The Company has both domestic and international customers. Revenue by geographic region is as follows:

	Year ended December 31
	2013	2012	2011
	(In thousands)
United States	$150,250	120,267	105,138
International	114,971	104,111	82,458

	$265,221	224,378	187,596

(14)	Restructuring

During 2013, the Company took steps to better align its cost structure with market and growth opportunities. As a result, the Company reduced its work force by approximately 140 employees, closed certain offices, and shut down its streaming games business resulting in impairment of certain intangible assets. As a result, the Company recorded restructuring charges of $10.2 million during the year ended December 31, 2013. This restructuring charge was composed of $2.5 million of employee severance, $1.0 million related to office closures and accelerated depreciation and $6.1 million related to the impairment, through an accelerated amortization, of intangible assets acquired from iSwifter. The remaining restructuring charge related to cost to communicate and administer the restructuring plan. Substantially all amounts have been paid as of December 31, 2013.

(15)	Subsequent Events

On November 13, 2013, the Company entered into an operating lease for approximately 20,755 square feet of office space located in Oakland, California. The sixty-six month lease began April 2014 and expires September 2019. Total future minimum lease payments of $3.7 million are included in Note 9, Commitments and Contingencies.

On January 23, 2014, the Company’s board of directors approved an increase in the number of shares authorized for issuance under the Company’s 2005 Stock Plan by 2,500,000 from 16,698,000 to 19,198,000.

On January 23, 2014, the Company’s board of directors approved an increase in the number of common stock shares authorized from 60,000,000 to 70,000,000.

On January 24, 2014, the Company’s board of directors authorized the grant of 1.2 million shares of restricted stock units to the Company’s employees and 0.1 million shares of restricted stock awards to the Company’s board members. The weighted average grant date fair value of these shares was $6.49.

On March 6, 2014, the Company entered into a Loan and Security Agreement with Silicon Valley Bank whereby the Company has access to a $15 million revolving line of credit. The Company has not drawn any advances on the line of credit.

The Company has evaluated subsequent events through the date these consolidated financial statements were issued and has included all necessary disclosures.

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